FIRST TRUST MORTGAGE INCOME FUND
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187



July 21, 2016

Dear Shareholders:

I am pleased to announce that the Board of Trustees of First Trust Mortgage Income Fund (NYSE: FMY) (the "Fund") has approved the transition of the management of the portfolio of the Fund to the Mortgage Securities Team of First Trust Advisors L.P. ("First Trust"), the Fund's investment advisor. In May 2016, we announced that Schroder Investment Management North America Inc. ("Schroders") had reached an agreement with Brookfield Investment Management Inc. ("Brookfield"), the Fund's investment sub-advisor, to acquire the Brookfield portfolio management team responsible for portfolio management of the Fund ("Acquisition"). The consummation of the Acquisition will be considered an "assignment" (as defined in the Investment Company Act of 1940, as amended) of the investment sub-advisory agreement among the Fund, Brookfield and First Trust, which will result in its automatic termination. According to Schroders, the Acquisition is expected to be completed in the third quarter of 2016. The consummation of the Acquisition does not affect the investment management agreement between the Fund and First Trust.

On July 19, 2016, the Board of Trustees of the Fund approved the transition of the management of the Fund's portfolio to the First Trust Mortgage Securities Team to take effect upon the closing of the Acquisition. The Mortgage Securities Team of First Trust is led by Jim Snyder and Jeremiah Charles. Furthermore, First Trust has agreed to lower the investment management fee payable by the Fund to First Trust from the current annual rate of 1.00% of the Fund's Managed Assets to 0.85% of the Fund's Managed Assets. The Fund will begin paying First Trust the lower investment management fee upon the closing of the Acquisition.

The Fund's investment objectives and principal investment strategies will not change as a result of the management transition. The Fund's primary investment objective will continue to be to seek a high level of current income, and the Fund's secondary investment objective will continue to be to preserve capital. The Fund will continue to pursue its investment objectives by investing in mortgage backed-securities representing part ownership in a pool of either residential or commercial mortgage loans.

The Mortgage Securities Team of First Trust also manages the portfolios of several investment companies including: First Trust Low Duration Opportunities ETF (Nasdaq: LMBS), an actively managed exchange-traded fund; the mortgage-related investments of First Trust Strategic Income ETF (Nasdaq: FDIV), a multi-manager, multi-strategy actively managed exchange-traded fund; the mortgage-related investments of First Trust Enhanced Short Maturity ETF (Nasdaq:
FTSM), a multi-manager, multi-strategy actively managed exchange-traded fund; and the mortgage-related securities of First Trust Multi Income Allocation Portfolio, a multi-manager, multi-strategy investment vehicle for life insurance companies writing variable annuity contracts and variable life insurance contracts.

The Mortgage Securities Team of First Trust is led by Jim Snyder and Jeremiah Charles. Prior to joining First Trust in 2013, Jim Snyder worked as a Senior Portfolio Manager at Fort Sheridan Advisors where he managed mortgage portfolios for institutional clients. Mr. Snyder has led several mortgage trading and portfolio groups at Deerfield Capital, Spyglass Capital & Trading and American Express Financial Advisors. Mr. Snyder managed AXP Federal Income Fund, and developed mortgage trading strategies for Spyglass Capital and Deerfield's Mortgage REIT and Opportunity Fund. Mr. Snyder holds a B.S. and M.A. in Economics from DePaul University and an MBA from University of Chicago Booth School of Business. Prior to joining First Trust in 2013, Jeremiah Charles worked as a Vice President of Mortgage Product Sales for CRT Capital where he advised pension funds, hedge funds, and institutional money managers. Before joining CRT in 2011, Mr. Charles spent 6 years with Deerfield Capital Management LLC as a Senior Vice President and Senior Portfolio Manager for the Mortgage Trading team. He began his professional career as an Analyst at Piper Jaffray. Mr. Charles holds a B.S. in Finance from the Leeds School of Business at the University of Colorado, and a M.S. in Real Estate Finance with Honors from the Charles H. Kellstadt Graduate School of Business at DePaul University.

First Trust has served as the Fund's investment manager since the Fund's inception. First Trust, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $96 billion as of June 30, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Sincerely,

James A. Bowen,
Chairman of the Board of Trustees of
First Trust Mortgage Income Fund



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